Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), dated and effective, if at all, as of the Effective Date (as defined in the letter agreement between the Parties dated August 7, 2014), is entered into between Karyopharm Therapeutics Inc., having offices at 85 Wells Avenue, Newton, MA 02459 (the “Company”) and Paul Brannelly, having an address located in Boston, MA (the “Consultant”).  The Consultant and Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, Company wishes to engage the Consultant to provide certain advisory and other consulting services to Company, and  the Consultant wishes to provide such services to Company, in each case subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth in this Agreement, the Parties agree as follows:

1.                                      Engagement and Performance of Services.  Company hereby engages the Consultant to perform the consulting services as described under the heading Services in Exhibit A (the “Services”) on or after the Effective Date.  The Consultant shall perform the Services at Company’s facilities, or at such other location as Company may designate, and at such times as mutually agreed upon by the Parties.  With the approval of Company, the Services may also be provided by telephone or video conference.  In performing the Services, the Consultant shall comply with all applicable laws and regulations, and shall perform Services in a manner that is consistent with relevant industry and professional standards.

2.                                      Compensation.

(a)                                 Payment.  In full consideration of the Services performed and rights granted by the Consultant under this Agreement, Company shall pay the Consultant the amounts specified in Exhibit A in accordance with the specified payment terms.  In addition, Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant, at Company’s request and with Company’s prior approval, in connection with the Consultant’s performance of the Services, subject, however, to any applicable Company expense policy provided to the Consultant.  The Consultant shall not be entitled to any compensation or payment for the Services or with respect to Company’s use of the results of the Services or the grant of rights by the Consultant under this Agreement other than as specified in Exhibit A.

(b)                                 Invoices.  The Consultant shall submit monthly statements showing the amount of time spent devoted to Services.  Each statement shall provide reasonable detail as to the place, date, nature and hours of the Services performed in such calendar quarter, and shall fully describe travel and other expenses for which reimbursement is permitted and is sought.  Each statement will be accompanied by an invoice for any amounts due.  Invoices shall be in a format approved by, or, at Company’s option, supplied by Company, and will be accompanied by appropriate supporting documentation for expenses.  Invoices for amounts properly due will be paid by Company within thirty (30) days of receipt.

3.                                      Relationship of Parties.  The Consultant shall perform the Services as an “independent contractor” and not as an employee or agent of Company.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, Company or to bind Company in any manner.  The Consultant shall not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of Company.  Company will not withhold any amounts from the fees paid to Consultant under Section 2 as federal or state income tax withholding or as would otherwise be required to be withheld if Consultant were an employee of Company.  The Consultant will be fully responsible for all taxes, contributions and insurance coverage applicable to the Consultant.

4.                                      Treatment of Confidential Information.

(a)                                 Definition.  For purposes of this Agreement, the term “Confidential Information” means any and all information of a confidential, secret, or proprietary nature and any Materials, as defined in Section 5(a) below, provided by or on behalf of Company or any of its affiliates to the Consultant or generated by the Consultant in connection with the performance of the Services, regardless of whether such information or Materials are in written, oral, electronic or in any other form and regardless of whether such information or Materials are specifically designated as confidential.  The Confidential Information may include, without limitation: trade secrets; know-how; inventions; technical data; specifications; protocols; procedures; information related to chemical compounds or biologics, including, but not limited to, information on structure and activity; testing methods; business or financial information; forecasts; information related to strategies; information related to products, product candidates and research and development programs; the results of research and development activities, including but not limited to clinical trial results; product and marketing plans; customer and supplier information; cost and pricing data; information related to business development plans and activities; and all information, reports, evaluations and copies generated or derived by the Consultant from any of the foregoing.  The Confidential Information may also include information obtained from Company’s collaborators, customers, suppliers, vendors and other third parties who have entrusted their confidential information to Company.  The results of the Services and all Inventions, as defined in Section 5(b) below, will be considered the Confidential Information of Company.

(b)                                 Obligations.  The Consultant shall maintain all of the Confidential Information in strict confidence.  The Consultant shall not disclose the Confidential Information to any other person or entity without the prior written consent of Company.  The Consultant shall not use the Confidential Information except for purposes of performing the Services and always for the benefit of Company.   Notwithstanding anything to the contrary in this Agreement, the Consultant shall be entitled to disclose the Confidential Information to the extent required by applicable law or court order provided that the Consultant furnishes Company with prompt written notice that the Confidential Information is required to be disclosed.  Such notice must be given sufficiently in advance of the required disclosure so as to provide Company with a reasonable opportunity to seek to prevent disclosure or to obtain a protective order for the Confidential Information.  The Parties shall consult with each other prior to the Consultant making any such required disclosure.

(c)                                  Exclusions.  The obligations of non-disclosure and restrictions on use under this Agreement shall not apply to information which the Consultant can clearly demonstrate, by written records, falls within any of the following categories:

(i)                                     information that was generally known to the public prior to disclosure or being generated under this Agreement or later becomes generally known to the public through no fault of the Consultant;

(ii)                                  information that was already known to the Consultant prior to disclosure or being generated under this Agreement, as the case may be;

(iii)                               information obtained by the Consultant from a third party other than on behalf of Company and provided such third party is lawfully in possession of and has the right to disclose the same without limitation upon further disclosure; and

(iv)                              information that was independently developed by the Consultant without reference to the Confidential Information and other than as part of the Services.

(d)                                 Property of Company.  All of the Confidential Information and all intellectual property rights in or arising from the Confidential Information, will at all times be and remain the property of Company.  The Consultant will not have the right to publish any of the results of the Services without the prior written consent of Company.

(e)                                  Return or Destruction of Confidential Information.  If requested by Company, at any time, the Consultant shall, subject to Section 5(f) below, return to Company or destroy, as directed by Company, all of the Confidential Information and all related material provided to or generated by the Consultant by or on behalf of Company.  The related material refers to all memoranda, notes, reports and documents containing copies, extracts, or reproductions in any format whatsoever of the Confidential Information.  The Consultant shall confirm in writing that all of the Confidential Information and related materials have been, according to Company’s instructions, either returned to Company or destroyed.

5.                                      Proprietary Rights.

(a)                                 Materials.  All biological, chemical or other materials owned or controlled by Company and/or any of its affiliates and furnished to the Consultant (together with all subparts, components, progeny, modifications, analogs and derivatives of such materials to be referred to in this Agreement as, the “Materials”) and all associated intellectual property rights are and will remain the exclusive property of Company.  The Consultant shall use the Materials only as necessary to perform the Services and shall not transfer the Materials to any third party without the prior written consent of Company.  In using the Materials, the Consultant shall comply with the standard operating procedures and other written instructions provided by Company.  Upon the completion of the Services or the expiration or termination of this Agreement, the Consultant shall provide to Company a written statement accounting for all quantities of the Materials furnished to the Consultant, and, as directed by Company, shall return to Company or dispose of all unused portions of the Materials.

(b)                                 Ownership of Intellectual Property.  The Consultant will make full and prompt disclosure to Company of all discoveries, inventions, improvements, know-how, enhancements, processes, procedures, compositions, structures, sequences, methods, techniques, developments, software, and works of authorship (collectively referred to in this Agreement as “Inventions”) whether patentable or not, which the Consultant, alone or with others, develops in connection with performance of Services for Company under this Agreement or using Materials or Company Confidential Information.  The Consultant agrees to assign, and does hereby assign, transfer and convey, to the Company (or any person or entity designated by the Company) all of Consultant’s right, title and interest in and to all Inventions and all related intellectual property rights.  Information and materials comprising or contained in Inventions or regarding Inventions shall constitute Company’s Confidential Information.

(c)                                  Cooperation.  The Consultant agrees to cooperate fully with Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions.  The Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which Company may deem necessary or desirable in order to protect or exploit its rights and interests in any Inventions and to effect the assignment set forth in Section 5(b).  The Consultant further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Consultant on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Consultant, and the Consultant hereby irrevocably designates and appoints each executive officer of the Company as the Consultant’s agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect or exploit its rights and interests in any Invention and to effect the assignment set forth in Section 5(b), under the conditions described in this paragraph; provided, however, that before the Company exercises its authority as attorney-in-fact in any particular case, it shall first have given the Consultant ten (10) days’ written notice, that the Company intends to exercise its rights as attorney-in-fact under this sentence, and such notice shall be accompanied by a description of the relevant Invention.

(d)                                 Original Works of Authorship.  The Consultant acknowledges that all Inventions which are original works of authorship and which are protectable by copyright are works made for hire.  As to any Invention which is an original works of authorship as described in the preceding sentence made by the Consultant (solely or with others) that is protectable by copyright but which is not eligible to be works made for hire, the Consultant agrees to and does hereby assign to Company or its designee, in accordance with Section 5(b), all of the Consultant’s right, title and interest in such works, including but not limited to the Consultant’s copyright interest.

(e)                                  Use of Third Party Facilities or Property.  Except as Company may otherwise consent in writing, the Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment, employees or other resources of a third party, in performing the Services, nor to take any other action that would result in a third party owning or having a right in the results of the Services or the Inventions.  Without limiting the foregoing, the Consultant agrees that it will not utilize in the performance of any Services or incorporate into any deliverables or materials provided to Company:  (i) any confidential information of the Consultant or any third party; or (ii) any technology, materials, know-how or inventions, covered by proprietary rights of the Consultant or any third party, except as Consultant is freely permitted to do without further compensation by Company to the Consultant or any third party.  In the event the Consultant incorporates any proprietary know-how, materials, inventions or technology of the Consultant into any Inventions or deliverables or other results of Services, the Consultant hereby grants to Company a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license (with a right to grant sublicenses) under Consultant’s intellectual property rights in such know-how, materials, inventions or technology solely to the extent necessary for Company to utilize the Inventions or deliverables or other results of Services for any purpose.

(f)                                   Record Retention and Storage.  In no event shall the Consultant dispose of any records or files generated by the Consultant in the course of providing Services (the “Records”) without first giving Company sixty (60) days’ prior written notice of the Consultant’s intent to do so and an opportunity to have the Records transferred to Company.  Notwithstanding anything in this Section 5(f) to the contrary, the Consultant may retain copies of the Records to the extent necessary for compliance with applicable law or regulatory requirements, subject to the Consultant’s continuing obligations of confidentiality and restrictions on use under this Agreement, and Company’s right to access such retained Records, and have copies made upon reasonable notice to the Consultant.

(g)                                  No License Grant by Company.  Nothing in this Agreement, nor the delivery of any Confidential Information or Materials to the Consultant in connection with the Consultant’s performance of Services under this Agreement shall be deemed to grant to the Consultant any right or license under any patents, patent applications, know-how, technology, inventions or other intellectual property of Company.  Notwithstanding anything in this Agreement to the contrary, the Company shall own all right, title and interest in all inventions, know-how, information and materials, and all related intellectual property rights, that arise from Company’s use of Inventions or from Company’s use of the other results of Services.

6.                                      Representation, Warranties and Covenants.

(a)                                 Other Engagements.  The Consultant agrees that, during the term of this Agreement and until August 7, 2015, the Consultant will not, without the prior written consent of the Company provide services to, collaborate with, or become a partner, officer, director, employee, consultant, agent, independent contractor or stockholder of, any company or business organization engaged in the research, development or commercialization of therapeutics targeting the nuclear pore complex machinery in oncology; provided, however, that the record or beneficial ownership by the Consultant of 1% or less of the outstanding publicly traded capital stock of any such company shall not be deemed to be in violation of this Section 6(a), provided that the Consultant has no other relationship with such company.

(b)                                 Non-solicitation. The Consultant agrees during the term of this Agreement and until August 7, 2015, the Consultant will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit any of the employees, customers, suppliers, consultants or advisors of the Company to terminate or otherwise modify their relationship with the Company.

(c)                                  No Conflict.  The Consultant represents that, except as the Consultant has disclosed in writing to Company, the Consultant is not bound by the terms of any agreement with any employer or other party which are inconsistent with the provisions of this Agreement.  The Consultant further represents that the Consultant’s performance of the Services, and the grant of rights specified in this Agreement, do not and will not conflict with, or breach any, agreement with any prior or existing employer or other entity (including without limitation any nondisclosure or non-competition agreement), and that the Consultant will not disclose to Company or induce Company to use any confidential or proprietary information or material belonging to any employer or others unless Consultant has a license to use such information and materials and to allow Company to use such information and materials.

(d)                                 No Debarment.  The Consultant has not been, and is not under consideration to be, excluded, suspended, debarred or otherwise declared ineligible to participate in federal healthcare programs, federal procurement or non-procurement programs, or from any other activities or programs related to the Services contemplated by this Agreement, including debarment under the provisions of the Generic Drug Enforcement Act of 1992, as amended from time to time.

(e)                                  No Use of Name.  Unless Company otherwise consents in writing, the Consultant shall not disclose to a third party the terms of this Agreement or the nature of the Services being provided to Company.  Neither Party may use the other Party’s name in any form of advertising or promotion, including press releases, without the prior written consent of the other Party, except Company may disclose that it has engaged the Services of the Consultant and may describe the nature of the Services.  The provisions of this Section 6(e) shall not restrict a Party’s ability to use the other Party’s name in filings with the Securities and Exchange Commission, the United States Food and Drug Administration, or other governmental agencies, when required by applicable law or regulation to do so.

(f)                                   Not Employment Contract.  The Consultant acknowledges that the Consultant is not an employee of the Company, that this Agreement does not constitute a contract of employment, and does not imply that the Company will continue this Agreement in effect for any period of time beyond its terms.

7.                                      Term; Termination.

(a)                                 Term.  The term of this Agreement shall commence on the effective date of this Agreement as specified in the first paragraph and shall continue in effect through and including November 1, 2014, unless earlier terminated by either Party as set forth in Section 7(b) below or extended by mutual agreement (the “Completion Date”).

(b)                                 Termination.  Either Party may terminate this Agreement upon fifteen (15) days’ prior written notice to the other Party if such other Party has breached this Agreement and fails to cure the breach during the notice period.  In the event of termination by either Party as permitted under this Agreement, Company shall direct the Consultant as to whether the Consultant shall stop performing the Services immediately or shall continue such performance for all or part of the applicable notice period.  In the event of any early termination of this Agreement under this Section, Company shall pay the Consultant at the agreed rate for the Services performed prior to the cessation of the Services by the Consultant.

(c)                                  Survival.  The termination or expiration of this Agreement shall not affect the rights or obligations which have accrued prior to the effective date of such termination or expiration.  Sections 4, 5, 6(a),6(b), 6(e), 7, 8 and 12 of this Agreement shall survive any termination or expiration of this Agreement.

8.                                      Damages.  The Consultant acknowledges that the business of Company depends significantly upon the maintenance of trade secrets, technical innovations, and other confidential and proprietary information that is disclosed to and/or developed by Company.  Accordingly, the Consultant agrees that a breach of the provisions of this Agreement may be highly detrimental to the interests of Company and that adequate damages for breach might be impossible to ascertain.  The Consultant agrees that Company shall be entitled to seek injunctive relief (without the need to post a bond), in addition to any other remedies, to prevent any breach of this Agreement by the Consultant.

9.                                      Notice.  All notices required or permitted under this Agreement will be in writing and will be given by addressing the same to the address for the recipient set forth on the signature page of this Agreement or at such other address as the recipient may specify in writing under this procedure.  Notices will be deemed to have been given (i) three (3) business days after deposit in the U.S. mail with proper postage for first class registered or certified mail prepaid, return receipt requested; or (ii) one (1) business day after being sent by a nationally recognized courier service for next day delivery. Notices to Company must be marked “Attention:  Chief Executive Officer”.

10.                               Assignment; No Subcontracting.  This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. The Consultant may not assign, subcontract or delegate any of the Consultant’s rights or obligations under this Agreement without the prior written consent of Company. Company may assign this Agreement to any of its affiliates or to any successor by law or by merger, acquisition or sale of assets, provided that any such assignee shall assume all obligations of Company under this Agreement.

11.                               Severability.  Each and every provision set forth in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable by virtue of the fact that, for any reason, any other provision may be invalid or unenforceable in whole or in part.  If any provision of this Agreement is invalid or unenforceable for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law.  If the scope of any restriction contained herein is too broad to permit enforcement to its full extent, then such restriction will be enforced to the maximum extent permitted by law so as to be judged reasonable and enforceable.  If, as a result of the unenforceability of a provision or any limitation on enforceability, the intent of the parties in entering into this Agreement is materially affected, the parties will negotiate in good faith to amend this Agreement to as close as possible implement the original intent of the parties.

12.                               Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to the state’s conflict-of-laws principles.

13.                               Entire Agreement.  This Agreement constitutes the entire agreement between the Parties pertaining to its subject matter.

14.                               Waivers.  No delay or omission by a Party in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by a Party will be effective only if contained in a written document signed by such Party.  A waiver or consent given by a Party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

15.                               Amendments.  No amendment of this Agreement shall be binding unless executed in writing by both Parties.

IN WITNESS WHEREOF, Company and the Consultant have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

KARYOPHARM THERAPEUTICS INC.		CONSULTANT:

By:	/s/ Michael G. Kauffman	By:	/s/ Paul Brannelly
	Name: Michael G. Kauffman		Name: Paul Brannelly
Title: CEO

Exhibit A

I.                            DESCRIPTION OF SERVICES

Consultant shall provide assistance to Karyopharm, as from time to time requested by Karyopharm, in the following areas:

Any area reasonably request by an executive officer of the Company, including financial accounting systems, stock plan management, human resources, accounting, leased property management, budgeting, payroll, taxes, banking and other matters.

During the first month of the term of this Agreement, Consultant shall devote at least fifteen (15) hours per week to Services.

II.                       FEES AND PAYMENT SCHEDULE

Karyopharm shall pay Consultant for Services rendered at Karyopharm’s request at the rate of $350 per hour, provided that in no event shall the total amount payable to Consultant under this Agreement exceed $75,000, unless Karyopharm specifically authorizes a change in the cap in writing.